Exhibit 99.1

FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES REPORTS FIRST-QUARTER 2020 RESULTS

PROVO, Utah — May 6, 2020 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced first-quarter 2020 results above guidance.

Executive Summary
Q1 2020 vs. Prior-Year Quarter

Revenue:	$ 518.0 million; (17%) • (2%) fx impact or ($14.3) million
Earnings Per Share (EPS):	$0.36; (53%)
Sales Leaders:	49,551; (22%)
Customers:	1,130,947; (5%)

“The efforts and resiliency of our sales leaders and global teams helped us achieve revenue and earnings above guidance in the first quarter,” said Ritch Wood, chief executive officer. “While COVID-19 continues to present significant challenges globally, we are grateful for the heroic efforts of healthcare workers, first responders and other essential workers around the world. From a Nu Skin perspective, our entire organization has mobilized to protect the health and safety of our teams and ensure business continuity for our customers. As a result, we have been able to maintain support for our sales leaders, leverage our supply chain to meet consumer demand for our products and utilize technology to facilitate remote work for both our sales leaders and employees.”

“Our first quarter results demonstrated continued stability in the Nu Skin business with strong customer activity. More than 80 percent of our revenue comes through our digital properties which have been enhanced by our strategic investments in technology infrastructure and digital tools. Additionally, our manufacturing and supply chain investments have enabled us to effectively manage inventory and fulfill customer orders worldwide through very challenging circumstances. Our manufacturing segment performed well considering the supply chain disruptions related to certain ingredients and packaging materials due to the pandemic. We generated solid cash flow during the quarter, increased our dividend for the 19th consecutive year and utilized our cash to repurchase shares in a way that we believe will benefit shareholders going forward,” continued Wood.

Q1 2020 Year-Over-Year Operating Results

Revenue:	$518.0 million compared to $623.6 million • (2%) fx impact or ($14.3) million
Gross Margin:	75.7% compared to 76.5% • Nu Skin business was 78.1% compared to 78.7%
Selling Expenses:	39.8% of revenue compared to 40.0% • Nu Skin business was 42.0% compared to 42.0%
G&A Expenses:	28.9% of revenue compared to 25.4%
Operating Margin:	7.1% compared to 11.0%
Other Income / (Expense):	($6.2) million compared to ($2.8) million • ($3.1) million due to fx
Income Tax Rate:	35.1% compared to 34.7%
EPS:	$0.36 compared to $0.77

Stockholder Value

Dividend Payments:	$20.7 million
Stock Repurchases:	$60.9 million • $409.3 million remaining in authorization

Q2 and Full-Year 2020 Outlook

Q2 2020 Revenue:	$520 to $550 million; (12 to 17%) • Approximately (3 to 4%) fx impact
Q2 2020 EPS:	$0.42 to $0.52
2020 Revenue:	$2.17 billion to $2.26 billion; (7 to 10%) • Approximately (2 to 3%) fx impact
2020 EPS	$2.05 to $2.35

“While there is a great deal of uncertainty in the broader economy, we are optimistic our business will perform well as sales leaders leverage our technology investments to drive product demand and interest in the business opportunity,” said Wood. “The situation in Mainland China is stabilizing with the country returning to work, a key development we believe will translate into improvement throughout the year. We anticipate similar trends in most of our other markets as pandemic restrictions begin to ease elsewhere across the globe. We continue to believe this trend, paired with the global preview of our newest beauty device late in 2020, sets our business up for a return to growth toward the end of the year,” Wood concluded.

Mark Lawrence, chief financial officer, added, “We are encouraged with our first-quarter results, despite the economic challenges. During the quarter, we generated strong cash from operations and leveraged the strength of our balance sheet to pay an increased dividend and repurchase $61 million of our stock. As we look ahead to the second quarter, our revenue guidance is $520 to $550 million, which includes an approximate 3 to 4 percent unfavorable foreign currency impact, and an earnings per share outlook of $0.42 to $0.52. Our 2020 revenue guidance of $2.17 to $2.26 billion reflects a negative foreign currency impact of 2 to 3 percent, an increased fx headwind of more than 1 percent from our previous guidance, and we anticipate annual earnings per share of $2.05 to $2.35.”

Conference Call
The Nu Skin management team will host a conference call with the investment community today at 5 p.m. (ET). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company’s website at ir.nuskin.com. A replay of the webcast will be available at the same URL through May 20, 2020.

About Nu Skin Enterprises, Inc.
Founded 35 years ago, Nu Skin Enterprises, Inc. (NSE) empowers innovative companies to change the world with sustainable solutions, opportunities, technologies and life-improving values. The company currently focuses its efforts around innovative consumer products, product manufacturing and controlled environment agriculture technology. The NSE family of companies includes Nu Skin, which develops and distributes a comprehensive line of premium-quality beauty and wellness solutions through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific; and Rhyz, our strategic investment arm that includes a collection of sustainable manufacturing and technology innovation companies. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskinenterprises.com.

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s performance, growth, product launches, benefits to shareholders, strategies and initiatives; statements of management’s expectations regarding the future status of the COVID-19 pandemic globally and across the company’s markets, and government and public behavior in response to such status; projections regarding revenue, earnings per share, foreign currency fluctuations and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “continue,” “anticipate,” “optimistic,” “benefit,” “project,” “outlook,” “guidance,” “plan,” “continue,” “will,” “would,” “could,” “may,” “might,” the negative of these words and other similar words.

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	risk that epidemics, including the recent outbreak of coronavirus, and other crises could negatively impact our business;
•	adverse publicity related to the company’s business, products, industry or any legal actions or complaints by the company’s sales force or others;
•
risk that direct selling laws and regulations in any of the company’s markets, including the United States and Mainland China, may be modified, interpreted or enforced in a manner that results in negative changes to the company’s business model or negatively impacts its revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•	any failure of current or planned initiatives or products to generate interest among the company’s sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	uncertainty regarding the continued impact of the 100-day review and negative media and consumer sentiment in Mainland China on our business operations and results;
•	risk of foreign-currency fluctuations and the currency translation impact on the company’s business associated with these fluctuations;
•	uncertainties regarding the future financial performance of the businesses the company has acquired;
•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support planned initiatives or launch strategies, and increased risk of inventory write-offs if the company over-forecasts demand for a product or changes its planned initiatives or launch strategies;

•
regulatory risks associated with the company’s products, which could require the company to modify its claims or inhibit its ability to import or continue selling a product in a market if the product is determined to be a medical device or if the company is unable to register the product in a timely manner under applicable regulatory requirements;

•	unpredictable economic conditions and events globally, including trade policies and tariffs;
•
uncertainties related to interpretation of, and forthcoming regulations under, the recently enacted U.S. tax reform legislation; the company’s future tax-planning initiatives; any prospective or retrospective increases in duties on the company’s products imported into the company’s markets outside of the United States; and any adverse results of tax audits or unfavorable changes to tax laws in the company’s various markets; and

•	continued competitive pressures in the company’s markets.

The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the Form 10-K for the fiscal year ending December 31, 2019, the Forms 8-K filed on March 18, 2020 and April 21, 2020, and the Form 10-Q for the fiscal quarter ending March 31, 2020. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

Non-GAAP Financial Measures: Constant-currency revenue change is a non-GAAP financial measure that removes the impact of fluctuations in foreign-currency exchange rates, thereby facilitating period-to-period comparisons of the company’s performance. It is calculated by translating the current period’s revenue at the same average exchange rates in effect during the applicable prior-year period and then comparing that amount to the prior-year period’s revenue. The company believes that constant-currency revenue change is useful to investors, lenders and analysts because such information enables them to gauge the impact of foreign-currency fluctuations on the company’s revenue from period to period.

The Company’s revenue results by segment for the three-month periods ended March 31 are presented in the following table (in thousands).

	Three Months Ended March 31,			Constant- Currency
	2020	2019	Change	Change

Nu Skin
Mainland China	$137,696	$208,488	(34)%	(31)%
South Korea	75,719	83,853	(10)%	(4)%
Americas/Pacific	74,573	86,456	(14)%	(9)%
Southeast Asia	69,586	72,495	(4)%	(3)%
Japan	61,300	62,109	(1)%	(2)%
Hong Kong/Taiwan	35,827	40,558	(12)%	(13)%
EMEA	35,403	41,818	(15)%	(13)%
Other	773	(1,426)	154%	154%
Total Nu Skin	490,877	594,351	(17)%	(15)%
Manufacturing	27,147	29,272	(7)%	(7)%
Grow Tech	4	—	—	—
Total	$518,028	$623,623	(17)%	(15)%

The company’s Customers and Sales Leaders statistics by segment for the three-month periods ended March 31 are presented in the following table.

	As of March 31, 2020		As of March 31, 2019		% Increase (Decrease)
	Customers	Sales Leaders	Customers	Sales Leaders	Customers	Sales Leaders

Mainland China	271,536	16,159	272,053	26,986	—	(40)%
South Korea	174,004	6,608	181,150	6,671	(4)%	(1)%
Americas/Pacific	214,139	6,930	242,925	7,862	(12)%	(12)%
Southeast Asia	145,116	6,634	138,112	7,071	5%	(6)%
Japan	119,784	5,635	126,526	5,840	(5)%	(4)%
Hong Kong/Taiwan	66,024	3,348	70,354	3,959	(6)%	(15)%
EMEA	140,344	4,237	162,086	4,859	(13)%	(13)%

Total	1,130,947	49,551	1,193,206	63,248	(5)%	(22)%

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019

Revenue	$518,028	$623,623
Cost of sales	125,793	146,664
Gross profit	392,235	476,959

Operating expenses:
Selling expenses	206,042	249,708
General and administrative expenses	149,628	158,598
Total operating expenses	355,670	408,306

Operating income	36,565	68,653
Other income (expense), net	(6,174)	(2,848)

Income before provision for income taxes	30,391	65,805
Provision for income taxes	10,661	22,803

Net income	$19,730	$43,002

Net income per share:
Basic	$0.36	$0.78
Diluted	$0.36	$0.77

Weighted-average common shares outstanding (000s):
Basic	55,059	55,436
Diluted	55,101	56,128

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$352,578	$335,630
Current investments	9,087	8,413
Accounts receivable	43,973	50,378
Inventories, net	257,474	275,891
Prepaid expenses and other	66,457	69,854
Total current assets	729,569	740,166

Property and equipment, net	449,486	453,604
Right-of-use assets	147,678	144,326
Goodwill	196,573	196,573
Other intangible assets, net	77,796	80,321
Other assets	145,217	154,016
Total assets	$1,746,319	$1,769,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,891	$38,979
Accrued expenses	285,213	290,281
Current portion of long-term debt	95,000	27,500
Total current liabilities	420,104	356,760

Operating lease liabilities	108,145	105,701
Long-term debt	327,197	334,461
Other liabilities	90,375	96,795
Total liabilities	945,821	893,717

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	557,916	557,544
Treasury stock, at cost	(1,384,036)	(1,324,826)
Accumulated other comprehensive loss	(100,289)	(85,292)
Retained earnings	1,726,816	1,727,772
Total stockholders' equity	800,498	875,289
Total liabilities and stockholders’ equity	$1,746,319	$1,769,006

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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577